SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|

Filed by a party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary proxy statement

|X|   Definitive proxy statement

|_|   Soliciting material pursuant to Rule 14a-12

                             Warrantech Corporation
                (Name of Registrant as Specified in Its Charter)

                   (Name of Person(s) filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

      |_|   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
            14a-6(i)(2).

      |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

            (1) Title of each class of securities to which transaction applies:

            (2)   Aggregate number of securities to which transactions applies:

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

            (4)   Proposed maximum aggregate value of transaction:

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

            (1)   Amount previously paid:

            (2)   Form, schedule or registration statement no.:

            (3)   Filing party:

            (4)   Date filed:

                                     [LOGO]
                                   WARRANTECH
                             Protecting Your Future

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
WARRANTECH CORPORATION:

      The annual meeting of stockholders of Warrantech Corporation (the "Company") will be held at the offices of the Company located at the Cornell Club 6 East 44th Street, New York, New York 10017 on October 8, 2002 at 10:00 A.M. Eastern Daylight Time, for the following purposes:


      1. To elect seven directors to serve until the next annual meeting and until their successors are duly elected and qualified.

      2. To transact such other business as may properly be brought before the annual meeting or any adjournments thereof.

      Only stockholders of record at the close of business on August 21, 2002 are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

      Your attention is called to the Proxy Statement on the following pages. Please review it carefully. We hope that you will attend the meeting. If you do not plan to attend, please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

                                        By order of the Board of Directors,


                                        Joel San Antonio
                                        Chairman and Chief Executive Officer

September 6, 2002

                             WARRANTECH CORPORATION
                                150 Westpark Way
                               Euless, Texas 76040

                                   ----------

                                 PROXY STATEMENT

                                   ----------

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Warrantech Corporation (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on October 8, 2002 and at any adjournments thereof. Any proxy given pursuant to such solicitation and received in time for the meeting will be noted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in such proxy. If no instructions are specified, proxies will be voted FOR the election of the nominees named in the table on the following page. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting. The affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote is required in order to elect each of the director nominees.

      Only stockholders of record at the close of business on August 21, 2002 will be entitled to notice of and to vote at the annual meeting. On August 21, 2002 the Company had outstanding _____ shares of the Company's common stock, par value $.007 per share (the "Common Stock"). Each share of Common Stock entitles the record holder thereof to one vote.

      Forms of proxy and Proxy Statements are to be mailed on or about September 6, 2002.

                              ELECTION OF DIRECTORS
                             (Item 1 on Proxy Card)

      A Board of Directors consisting of seven directors is to be elected by the stockholders to hold office until the next annual meeting and until their successors are duly elected and qualified. The nominees are listed alphabetically in the table below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, proxies may be voted for the election of other persons as directors.

                                                                        Director
Name                   Age   Positions with Company                      Since
----                   ---   ----------------------                      -----

Ronald Glime           57    Director and President of U.S. and          2000
                             Canadian Operations

Gordon A. Paris        49    Director                                    1998

Lawrence Richenstein   49    Director                                    1993

Richard Rodriguez      48    President Warrantech International, Inc.   Nominee

Joel San Antonio       49    Chairman of the Board of Directors and      1983
                             Chief Executive Officer

William Tweed          62    Director                                    1983

Jeff J. White          51    Director                                    1983

      No family relationships exist among any of the Company's executive officers or directors, except that Randall San Antonio, President of Warrantech Direct, Inc., a subsidiary of the Company, is the brother of Joel San Antonio.

      The business experience of each of the Company's directors and nominees for election to the Board of Directors is as follows:

      Ronald Glime, 57, has been President of the Company's United States and Canadian Operations since March 1999. From October 1992 through March 1999, he served as President of Warrantech Automotive, Inc., a wholly- owned subsidiary of the Company ("Warrantech Automotive"), having joined it in February 1991 as Regional Sales Manager. From 1983 until February 1991, Mr. Glime was an independent insurance agent for various insurance companies. Before 1983, Mr. Glime was employed by American Warranty Corporation, a company in the warranty administration business and was its President when he resigned in 1982. Mr. Glime is a director of MedStrong International Corporation, a company that has developed an information repository to store and transfer patient medical records and the software necessary to transfer the information over the internet allowing for data retrieval and modification.

      Gordon A. Paris, 49, has been a director of the Company since April 1998 and is a member of the Company's Audit and Compensation Committees. Mr. Paris is a Managing Director and Head of the Media and Telecommunications Group at Berenson Minella Company, an investment banking boutique. Prior to joining Berenson Minella in February 2002, Mr. Paris was Head of Investment Banking at TD Securities (USA) Inc., a subsidiary of The Toronto-Dominion Bank. Mr. Paris joined TD Securities (USA) Inc. as Managing Director and Group Head of High Yield Origination and Capital Markets and Merger and Acquisitions in March 1996.

      Lawrence Richenstein, 49, has been a director of the Company since 1993 and is a member of the Company's Audit and Compensation Committees. In early 1997, Mr. Richenstein formed Unwired Technology LLC (formerly known as Laral Group LLC) and has served as its President since inception. Unwired Technology manufactures a line of wireless audio/video and computer accessories under its Unwired brand. It is also an OEM supplier of wireless multimedia products to the automotive market. Since May 1996, Mr. Richenstein has been President and Chief Executive Officer of Peak Ventures, Inc. which provides services to the consumer electronics industry. Mr. Richenstein has also served as a managing member of Long Hall Technologies, LLC since 1994, a consumer electronics company that manufactures products under the Nickelodeon brand under license from MTV Networks. Mr. Richenstein is an attorney admitted to practice in New York.

      Richard Rodriguez, 48, has been President of Warrantech International, Inc., a wholly-owned subsidiary of the Company ("Warrantech International"), since May 1999. From April 1998 until May 1999, Mr. Rodriguez was President of Warrantech Consumer Product Services, Inc., a wholly owned subsidiary of the Company. From December 1996 until March 1998, Mr. Rodriguez was Vice President and Managing Director of Warrantech International. From 1987 until 1996, Mr. Rodriguez served in various executive positions with the Company.

      Joel San Antonio, 49, one of the Company's founders, has been the Company's Chief Executive Officer and Chairman of the Board of Directors since February 1988 and, since October 1989, also the Chairman of the Board of Directors and Chief Executive Officer of the Company's principal operating subsidiaries. Mr. San Antonio is also Chairman of the Board of Directors of MedStrong International Corporation and of Marc Pharmaceuticals, Inc. MedStrong has developed an information repository to store and transfer patient medical records and the software necessary to transfer the information over the internet allowing for data retrieval and modification. Marc Pharmaceuticals, Inc. is engaged in the business of developing, marketing and exploiting proprietary drugs and/or medical devices intended to treat life-threatening or other serious medical conditions, for which no currently effective treatment is available. Mr. San Antonio is currently a member of the Southwestern Connecticut Area Commerce & Industry Association, the World Forum, the Connecticut Business and Industry Association, the Metropolitan Museum of Art and the Young Presidents' Organization, Inc.

      William Tweed, 62, one of the Company's founders, has been a director of the Company from its inception. Prior to his retirement in April 1998, he served as Executive Vice President of European Operations, and, at various times, as the President, Vice President and Secretary of the Company.

      Jeff J. White, 51, one of the Company's founders, has been a director of the Company from its inception and is the Chairman of the Company's Compensation and Audit Committees. Mr. White was Vice President of the Company until June 1988 and Treasurer until October 1990. Mr. White is Co-President, along with two other co-founders, of Marchon Eyewear, Inc., the largest U.S. owned international distributor and manufacturer of quality eyewear and sunwear, including such worldwide well-known collections as Calvin Klein, cK Calvin Klein, Donna Karan, DKNY, Fendi, Nautica, Disney and Flexon, their patented frames utilizing a state-of-the-art metal with a "memory." Mr. White also serves as an associate trustee of the North Shore University Hospital Health System.

Other Executive Officers and Key Employees

      Michael C. Bailey, 38, has been President of RepairMaster Canada, a wholly owned subsidiary of the Company, since joining the Company in January 2002. From December 2000 until May 2001, Mr. Bailey was an Assistant Vice President with ACE International Insurance, developing warranty programs internationally for this multinational insurance company. From 1997 until November 2000, Mr. Bailey served as a warranty consultant to numerous electronic, appliance, heating and air conditioning retailers and utilities.

      Jeanine Folz, 37, has been the Senior Vice President of Insurance Services since April 1998 and has been Assistant Secretary of the Company since January 1995. Ms. Folz has held various positions since joining the Company in 1987, serving as the Vice President of Insurance Services from October 1995 until March 1998. She is currently a member of the Risk and Insurance Management Society and the National Association for Female Executives.

      Christopher Ford, 54, has been President of Warrantech Automotive since joining the Company in May 1999. From December 1996 until April 1999, Mr. Ford was Regional Vice President for the Warranty

Products Division of AIU, an AIG related company in Australia. From 1979 until 1996, Mr. Ford held several key marketing and management positions within the vehicle service contract industry.

      Richard F. Gavino, 55, has been Executive Vice President and the Company's Chief Financial Officer, Chief Accounting Officer and Treasurer since April 1998. From 1995 until March 1998, Mr. Gavino was Chief Financial Officer of Maxon Auto Group, one of the largest automobile retailers in New Jersey.

      James F. Morganteen, 52, has been General Counsel since joining the Company in April 1997 and Senior Vice President since February 1998.

      Randall San Antonio, 48, has been President of Warrantech Direct, Inc., a wholly-owned subsidiary of the Company, since June 1996. Mr. San Antonio has worked for the Company since May 1994.

      Laurence Tutt, 37, has been Vice President of MIS/Telecommunications and Operations since September 2000. Mr. Tutt joined the Company in August 1995 and has held various managerial positions within the Company's MIS Department, becoming Vice President of MIS in November 1999.

Directors' Compensation

      Directors who are employees of the Company do not receive any fees for their service on the Board. During fiscal year 2002, each non-employee director was entitled to receive $2,500 plus 250 shares of Common Stock per calendar quarter of service on the Board of Directors and $500 plus 62.5 shares of Common Stock per calendar quarter for committee service. Effective April 1, 2002, each non-employee director will be entitled to receive $5,000 plus 5,000 shares of Common Stock per calendar quarter of service on the Board of Directors and $1,000 and 2,500 shares of Company Stock per calendar quarter for committee service. The value of the stock granted to a director cannot exceed $20,000 in value per calendar quarter. In addition, non-employee directors are reimbursed for reasonable out-of-pocket travel expenditures incurred in connection with their attendance at Board of Directors and committee meetings.

      During fiscal 2002, the following cash amounts were paid to non-employee directors:

      Gordon A. Paris     $14,000       Lawrence Richenstein    $14,000
      William Tweed       $10,000       Jeff J. White           $14,000

Meetings of the Board of Directors and Committees

      During the fiscal year ended March 31, 2002, the Board of Directors held four meetings and considered officer compensation issues on three occasions. All of the meetings were fully attended. The Company has an Audit Committee and a Compensation Committee, each consisting of three independent directors, Messrs. Paris, Richenstein and White. The Audit Committee met four times and the Compensation Committee met once during the 2002 fiscal year.

      The Audit Committee is responsible for evaluating the Company's accounting and control procedures and practices and for reporting on such matters to the Board of Directors. The Audit Committee serves as a direct liaison with the Company's independent public accountants and recommends the engagement or discharge of such accountants. The Audit Committee periodically meets with the Company's Chief Financial Officer, other appropriate officers of the Company and the Company's independent public accountants to review the Company's financial and accounting systems, accounting and financial controls, reports by the independent public accountants, proposed accounting changes and financial statements and opinions on such financial statements.

      The Compensation Committee generally oversees matters relating to the compensation of employees of the Company. In connection with this oversight, it reviews and makes recommendations to the Board of Directors on officer and senior employee compensation.

Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee serves as a member of the board of directors of any entity that has one or more executive officers serving as a member of the Company's Board of Directors.

      The reports of the Audit Committee and the Compensation Committee follow:

Report of the Audit Committee of the Board of Directors

      The following report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

      The primary function of the Audit Committee is oversight of the Company's financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. The committee is comprised of three directors, each of whom is independent. The Audit Committee acts under a charter approved by the Board of Directors. Committee members are not professionally engaged in the practice of accounting or auditing and are not experts in either of those fields or in auditor independence.

      Management is responsible for the preparation, presentation and integrity of the corporation's financial statements, the financial reporting process and internal controls. The independent accountants are responsible for auditing the corporation's annual financial statements in accordance with generally accepted auditing standards and expressing an opinion as to the statements' conformity with accounting principles generally accepted in the United States of America. The Audit Committee's responsibility is to monitor and oversee these processes.

      In performance of the oversight function, the committee reviewed and discussed the consolidated financial statements with management and Weinick Sanders Leventhal & Co., LLP ("Weinick"), the independent accountants. Management and Weinick informed the committee that the corporation's consolidated financial statements were fairly stated in accordance with accounting principles generally accepted in the United States of America and discussed with Weinick matters covered by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The committee also discussed with Weinick their independence from the corporation and management, including the matters in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from Weinick to the committee required by Standard No. 1.

      Based on the reviews and discussions referred to above, representations of management and Weinick, and subject to the limitations of our role, the committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, for filing with the Securities and Exchange Commission.

                                        AUDIT COMMITTEE
                                        Gordon A. Paris
                                        Lawrence Richenstein
                                        Jeff J. White, Chairman

Compensation Committee Report

      The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting and administering the compensation policies which govern annual compensation, long-term compensation, and stock option and ownership programs for the Company's executive officers, as well as the other employees of the Company and its subsidiaries. The Committee, which met once during fiscal 2002, consists of three independent directors, Jeff J. White, Lawrence Richenstein and Gordon A. Paris.

      Compensation Philosophy

      The policies and decisions of the Committee are designed to achieve the following goals:

      o Reflect a pay-for-performance relationship where a portion of total compensation is at risk.

      o Attract and retain key management personnel critical to the Company's long-term success.

      The Committee has solicited and evaluated information from independent sources to review the reasonableness of compensation paid to senior executive officers of the Company. The Committee compared to compensation paid by competing companies, companies of similar size and the Company's performance, taking into account activities that have special value to the Company but have no immediate impact on operating results and the increased level of revenues and income of the Company.

      Base Salary

      As a result of these deliberations, the Committee made detailed and comprehensive recommendations to the Board of Directors concerning senior executive compensation and incentive compensation for the Chief Executive Officer. Having duly considered the Committee's report, the Board of Directors approved these recommendations during the 1996 fiscal year.

      Bonus Incentive Plan

      The Committee also evaluated the Company's bonus incentive plans which are designed to reward other key executive officers of the Company with bonuses based on the Company's attaining certain operating goals. Under these plans, each eligible participant becomes entitled to an incentive bonus payment equal to an agreed upon percentage of his then current salary base, adjusted proportionately, if net operating revenues and operating income goals are met.

      Stock Option Plan

      During the 2002 fiscal year, all decisions regarding the Company's 1998 Employee Incentive Stock Option Plan (the "Plan"), including the granting of options thereunder, were made by the full Board of Directors. The Committee is of the opinion that the Plan has been extremely effective in attracting and retaining key executives and employees of the Company and its subsidiaries and motivating them to improve the Company's financial performance.

      As of March 31, 2002, options to purchase an aggregate of 1,416,283 shares of Common Stock were issued under the Plan, of which options to purchase 231,154 shares of Common Stock were granted under the Plan during the fiscal year ended March 31, 2002.

      Policy Regarding the Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code (the "Code"), enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly held company to the Company's chief executive officer and its other four highest compensated executive officers. Compensation that qualifies as performance-based compensation for purposes of
Section 162(m) is not subject to the $1 million deduction limitation. The Committee does not currently anticipate that the Company will pay any executive officer compensation in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code) and, accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.

      Summary of Chief Executive Officer Compensation

      During the fiscal year ended March 31, 2002, under Mr. San Antonio's guidance, the Company continued its cost reduction plan to consolidate operations and reduce expenses, maintained continued profitability and managed the Company during a crisis created by the bankruptcy of Reliance Insurance Company. In fiscal year 2002, the Company reported $2.3 million net income versus $1.9 million net income in the preceding fiscal year. While the Company's Common Stock did not perform at the level of the Company's peers or the Russell 2000 Index, as set forth in the Performance Graph, the Committee believes the Company's stock price does not reflect the achievements of the Chairman and Chief Executive Officer and the Company in the past year. The Committee believes the initiatives and accomplishments of the Company under Mr. San Antonio's leadership will continue to deliver greater long-term stockholder value.

      During the fiscal year ended March 31, 2002, Mr. San Antonio received $592,629 in base salary and $121,397 in bonuses. Mr. San Antonio's total compensation during the 2002 fiscal year, and the terms of his employment agreement, were designed to reward Mr. San Antonio for his diligent efforts in managing the Company through the crisis created by the bankruptcy of Reliance Insurance Company, exceeding the Company's overall financial goals for the fiscal year and maintaining the Company's profitability for eight consecutive quarters.

                                        COMPENSATION COMMITTEE
                                        Jeff J. White, Chairman
                                        Lawrence Richenstein
                                        Gordon A. Paris

Security Ownership of Certain Beneficial Directors and Officers

      The following table sets forth information, as of July 29, 2002, concerning shares of Common Stock, the Company's only voting securities, owned beneficially by each of the Company's directors and nominees for the Board of Directors and by the Company's executive officers and directors as a group.

                                                  Amount and Nature of Beneficial Ownership
                                          --------------------------------------------------------
                                                                 Options
                                           Number of Shares    Exercisable           Total                Percent
Name and Address of Beneficial Owner      Beneficially Owned  within 60 days  Beneficial Ownership        of Class
------------------------------------      ------------------  --------------  --------------------        --------
Joel San Antonio                              3,209,782          400,000          3,609,782(1)             18.68%
   150 Westpark Way
   Euless, Texas 76040

William Tweed                                 1,891,475           25,000          1,916,475(2)              9.92%
   150 Westpark Way
   Euless, Texas 76040

Jeff J. White                                 1,616,654           25,000          1,641,654(3)              8.49%
    35 Hub Drive
    Melville, New York 11747

Ronald Glime                                    109,335          209,001            318,336(4)              1.65%
    150 Westpark Way
    Euless, Texas 76040

Gordon A. Paris                                  25,750           25,000             50,750                    *(5)
    667 Madison Ave.
    New York, New York 10021

                                                  Amount and Nature of Beneficial Ownership
                                          --------------------------------------------------------
                                                                 Options
                                           Number of Shares    Exercisable           Total                Percent
Name and Address of Beneficial Owner      Beneficially Owned  within 60 days  Beneficial Ownership        of Class
------------------------------------      ------------------  --------------  --------------------        --------
Lawrence Richenstein                             36,975           25,000             61,975                    *(5)(6)
    500 Eastern Parkway
    Farmingdale, New York 11735

Richard Rodriguez                                 1,498           22,125             23,623                    *(5)
   150 Westpark Way
   Euless, Texas 76040

All directors and executive officers          6,993,298          913,686          7,906,984(1,2,3,4,6,7)   40.91%
   As a group (14 persons)

----------
(1) Includes 5,000 shares held by Mr. San Antonio as custodian for two minor children. Includes 10,800 shares owned by Mr. San Antonio's wife as to which he disclaims beneficial ownership. Includes an aggregate of 200,000 shares held in trusts for his children, of which Mr. San Antonio's wife is a trustee, as to which Mr. San Antonio disclaims any beneficial interest. Does not include 43,803 shares owned by Mr. San Antonio's brother and sister-in-law and 5,000 shares owned by his mother as to which he disclaims any beneficial interest.

(2) Includes 23,000 shares held by Mr. Tweed as custodian for his daughter. Does not include an aggregate of 7,500 shares held by Mr. Tweed's sister. Includes 1,500 shares held by Mr. Tweed's wife and 55,000 shares held in trust for the benefit of Mr. Tweed's granddaughter, of which Mr. Tweed's wife is the trustee, as to which he disclaims any beneficial interest.

(3) Does not include an aggregate of 152,000 shares owned by Mr. White's mother and sister as to which he disclaims any beneficial interest.

(4) Includes 6,879 shares held by Mr. Glime's wife, as to which he disclaims beneficial ownership.

(5)   Less than 1% of the outstanding shares of Common Stock.

(6) Includes 100 shares held in a custodial account for the benefit of Mr. Richenstein's son, to which he disclaims any beneficial interest.

(7) Includes options which are presently exercisable or exercisable within 60 days held by directors and executive officers of the Company to purchase an aggregate of 938,810 shares of Common Stock.

Security Owned by Certain Beneficial Owners

      The following table sets forth information, as of July 29, 2002, concerning shares of Common Stock, the Company's only voting securities, owned by each person who is known by the Company to beneficially own more than 5% of the outstanding voting securities of the Company.

                                                Amount and Nature of Beneficial Ownership
                                        --------------------------------------------------------
                                                                                        Total
                                         Number of Shares     Shares Exercisable      Beneficial        Percent
Name and Address of Beneficial Owner    Beneficially Owned      within 60 days        Ownership         of Class
------------------------------------    ------------------      --------------        ---------         --------
American International Group, Inc.              --                 2,000,000          2,000,000          10.35%
    70 Pine Street
    New York, New York 10270

Staples, Inc.                                   --                 1,000,000          1,000,000           5.17%
   500 Staples Drive
   Framingham, MA 01702

Compliance With Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% beneficial shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) reports they file. Based on a review of these reports and conversations with the officers and directors, the Company believes its officers, directors and greater than 10% beneficial shareholders complied with all Section 16(a) filing requirements during the fiscal year ended March 31, 2002.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides information for the years ended March 31, 2002, 2001 and 2000 concerning the annual and long-term compensation of the Company's Chief Executive Officer and the Company's next four highest paid executive officers.

                                                                                        Long Term Compensation
                                                   Annual Compensation                          Awards(1)
                                          --------------------------------------  ---------------------------------
                                                                   Other Annual   Restricted Stock    Stock Option      All Other
Name of Principal Positions        Year    Salary      Bonus     Compensation(2)   (Shares) Awards  (Shares) Awards  Compensation(3)
---------------------------        ----    ------      -----     ---------------   ---------------  ---------------  ---------------
Joel San Antonio                   2002   $592,629   $121,397       $256,730               --                 --          $2,282
  Chairman of the Board            2001    617,528      1,700        264,907               --                 --           2,235
  and Chief Executive Officer      2000    627,725      1,600        101,366               --                 --           2,245

Ronald Glime                       2002   $323,891   $  1,000       $ 14,359               --                 --          $2,049
  President of U.S. and            2001    320,361        900         16,992               --            165,500              --
  Canadian Operations              2000    289,738        800         30,977               --             50,000           1,713

Richard F. Gavino                  2002   $231,283   $  9,485       $ 19,094               --             30,000          $2,022
  Executive Vice President,        2001    234,039        100         18,374               --                 --           2,595
  Chief Financial Officer and      2000    217,608         50         18,587               --                 --           1,645
  Treasurer

Christopher Ford                   2002   $180,980   $ 88,413       $ 11,337               --                 --          $2,716
  President of Warrantech          2001   $173,060        716         21,715               --             29,500           1,114
  Automotive, Inc.                 2000    150,173     45,625         13,716               --                 --              --

Richard Rodriguez                  2002   $160,192   $ 11,440       $ 42,493               --                 --          $2,373
  President and Executive          2001    181,250      1,300         20,252               --             44,250           1,373
  Vice President of Warrantech     2000    166,444      1,200         19,541               --                 --           1,110
  International, Inc.

----------

(1) For purposes of this Summary Compensation Table and this purpose only, the 1998 Employee Incentive Stock Option Plan is being treated as a long-term incentive plan.

(2) Included in Other Annual Compensation are auto allowances given to each officer in fiscal 2002, 2001 and 2000; life, medical and dental insurance premiums for the years 2002, 2001 and 2000; disability insurance premiums for Mr. San Antonio for 2002, 2001 and 2000; vacation accrual exchange payouts to Messrs. San Antonio, Glime, Gavino and Rodriguez in fiscal 2000; club membership and dues for Messrs. San Antonio, Glime, Ford and Rodriguez; relocation expenses paid to Mr. Gavino in 2002 and Mr. Ford in 2000; forgiveness of a $15,000 loan to Mr. Rodriguez in 2002. Forgiveness of $223,487 and $223,460 in interest, in 2002 and 2001, respectively, on a loan to Mr. San Antonio.

(3) Unless otherwise indicated, all other compensation represents amounts contributed by the Company in accordance with the Company's 401(k) Plan.

Option Grants in Last Fiscal Year

      The following table sets forth information with respect to individual grants of stock options during the fiscal year ended March 31, 2002 to the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                                                      Potential Realized Value at
                                                                                  Assumed Annual Rates of Stock Price
                                                                                      Appreciation for Option Term
                                                                                  -----------------------------------
                       Number of      Percent of
                      Securities    Total Options
                      Underlying     Granted to
                        Options      Employees in      Exercise     Expiration
      Name              Granted       Fiscal Year      Price (1)       Date         0%         5%            10%
      ----              -------       -----------      ---------       ----         --         --            ---
Joel San Antonio            --            --               --              --       --            --            --
Ronald Glime                --            --               --              --       --            --            --
Richard F. Gavino       30,000            13%           $0.60       4/25/2006       --       $28,831       $45,909
Christopher Ford            --            --               --              --       --            --            --
Richard Rodriguez           --            --               --              --       --            --            --

----------
(1) The exercise price equals the fair market value of a share of Common Stock on the date of grant.

Options Exercised and Holdings

      The following table sets forth information with respect to the individuals listed in the Summary Compensation Table above concerning unexercised options held as of the end of the 2002 fiscal year.

                                                  Number of Unexercised           Value of Unexercised
                                                        Options at              In-the-Money Options at
                       Shares                      Fiscal Year-End (#)           Fiscal Year-End ($)(1)
                     Acquired On    Value      -----------------------------------------------------------
      Name            Exercise     Realized    Exercisable    Unexercisable   Exercisable    Unexercisable
      ----            --------     --------    -----------    -------------   -----------    -------------
Joel San Antonio         --           --              --         400,000          $ --           $ --
Ronald Glime             --           --         125,917          59,667            --             --
Richard F. Gavino        --           --          92,308          30,000            --             --
Christopher Ford         --           --           4,917          19,667            --             --
Richard Rodriguez        --           --           7,375          29,500            --             --

----------
(1) Based upon the Company's price per share of $0.59, as reported on the NASDAQ National Market System on March 28, 2002.

Employment Agreements

Joel San Antonio - Chief Executive Officer

      Effective April 1, 1998, Joel San Antonio entered into a five-year employment agreement to serve as the Company's Chief Executive Officer. The agreement will be automatically extended for additional one year periods unless either party terminates by giving written notice 90 days prior to the end of the term or any renewal term. Under the terms of the agreement, Mr. San Antonio's initial base compensation was $585,000 per annum, subject to an increase of 5% per annum beginning January 1, 1999. Mr. San Antonio waived this increase for each of the 1999, 2000, 2001 and 2002 fiscal years; however; he received a $10,026 increase in his base salary effective April 10, 2000. Mr. San Antonio is also entitled to an annual incentive bonus equal to 2% of the Company's net after-tax profits and to be reimbursed for all ordinary, reasonable and necessary expenses incurred by him in the performance of his duties. The Company provides Mr. San Antonio with an automobile allowance of $12,000 per annum, comprehensive medical and dental insurance policies, as well as disability coverage and a life insurance death benefit policy of $4,000,000. Upon execution of his employment agreement, Mr. San Antonio was granted options to purchase an aggregate of 400,000 shares of Common Stock at an exercise price of $3.37 (fair market value on the date of grant plus 10%) per share, which vest upon the earlier to occur of the Company achieving certain specified performance goals or a change in control of the Company. Mr. San Antonio has also entered into an agreement with the Company which provides that he will not compete with the Company for two years following the termination of his employment agreement in consideration for a grant of 100,000 shares of Common Stock, which grant may be made at the Company's election.

Ronald Glime - President of United States and Canadian Operations

      Effective April 1, 1999, Ronald Glime entered into a four-year employment agreement to serve as President of the Company's United States and Canadian Operations. Under the terms of the agreement, Mr. Glime was entitled to an initial annual base salary of $275,000, subject to automatic minimum annual increases of 5%. Mr. Glime waived this increase for the 2002 fiscal year. Effective November 8, 1999, Mr. Glime received a meritorious base salary increase of $20,000. Mr. Glime is also entitled to receive an annual cash bonus based upon a percentage of the Company's after tax net income. The Company provides Mr. Glime with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives. Upon execution of his employment agreement, Mr. Glime was granted options to purchase 30,000 shares of Common Stock at an exercise price of $3.375 (fair value on the date of grant). These options vest over a four-year period, contingent upon the Company achieving certain specified performance goals. In August 1999, Mr. Glime was granted options to purchase an aggregate of 50,000 shares of the Common Stock at an exercise price of $1.50 (fair market value on the date of grant), which vested over a three-year period. In April 2000, he was granted options to purchase an aggregate of 65,500 shares of Common Stock at an exercise price of $1.3125 (fair market value on the date of grant), which vest over a three-year period.
In October 2000, Mr. Glime was also granted options to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $0.7344 (fair market value on the date of grant), which vested on January 1, 2001.

Richard F. Gavino - Executive Vice President, Chief Financial Officer and Treasurer

      Effective April 16, 1998, as amended effective April 1, 2001, Richard F. Gavino entered into a three-year employment agreement to serve as the Company's Executive Vice President, Chief Financial Officer and Treasurer. Under the terms of the agreement, Mr. Gavino is entitled to an initial annual base salary of $241,500, subject to annual increases of 5%. Mr. Gavino received a $25,000 bonus upon signing the original agreement. Mr. Gavino is entitled to receive an annual cash bonus based upon a percentage of the Company's pre-tax income. The Company provides Mr. Gavino with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives. Upon execution of the original agreement, Mr. Gavino was granted options to purchase 92,308 shares of Common stock at an exercise price of $3.25 (fair market value on the date of grant), which have vested. Pursuant to the amended agreement, Mr. Gavino was granted options to purchase 30,000 shares of Common Stock at an exercise price of $0.60 (fair market value on the date of grant), which vest in accordance with the terms of the Company's 1998 Employee Incentive Stock Option Plan.

Christopher Ford - President Warrantech Automotive, Inc.

      Effective May 3, 1999, Christopher Ford entered into a five-year employment agreement to serve as President of Warrantech Automotive. Under the terms of the agreement, Mr. Ford is entitled to an initial annual base salary of $165,000, subject to annual increases of 5% and is entitled to receive annual bonuses equal to 50% of his base salary if certain operating goals for Warrantech Automotive are attained. Mr. Ford received a $25,000 bonus upon signing the agreement and relocating to Texas. The Company provides Mr. Ford with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives. In April 2000, Mr. Ford was granted options to purchase an aggregate of 29,500 shares of Common Stock at an exercise price of $1.3125 (fair market value on the date of grant), which vest over a three-year period.

Richard Rodriguez - Executive Vice President of the Company and President of Warrantech International, Inc.

      Effective April 1, 2000, Richard Rodriguez entered into a four-year employment agreement to serve as Executive Vice President of the Company and President of Warrantech International. Under the terms of the agreement, Mr. Rodriguez received an initial annual base salary of $150,000 which was increased to $175,000 per annum on June 28, 2000. On April 1, 2003, his salary will be subject to annual increases of 5%. Mr. Rodriguez is also entitled to receive a $50,000 annual bonus, half of which is contingent on the Company's achievement of certain financial objectives and the balance of which is contingent on Warrantech International's achievement of its financial objectives. Under the terms of the agreement, the Company discharged a loan in the principal amount of $15,000 owed by Mr. Rodriguez. The Company provides Mr. Rodriguez with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives. In April 2000, Mr. Rodriguez was granted options to purchase an aggregate of 44,250 shares of Common Stock at an exercise price of $1.3125 (fair market value on the date of grant), which vest over a three-year period.

Other Incentives and Compensation

      The Company has provided executives equity-based long-term incentives through its 1998 Employee Incentive Stock Option Plan, which was designed to award key management personnel and other employees of the Company with bonuses and stock options based on the Company's and the employee's performance.

      The Company provides executive officers with an incentive bonus plan, which provides cash and/or stock bonuses upon meeting certain performance criteria.

      The Company provides an incentive bonus plan for all employees for the referral of potential new employees for employment by the Company who are subsequently hired by the Company. The amount of the bonus is predicated on the skill and professional level of the new employee.

      Additionally, the Company provides an incentive bonus to existing employees who are claims adjusters for obtaining and maintaining certification as professionals in their field.

Certain Relationships and Related Transactions

      Loans to Directors

      On July 6, 1998, Joel San Antonio, Warrantech's Chairman and Chief Executive Officer, and William Tweed and Jeff J. White, members of the Board of Directors, exercised options to purchase an aggregate of 3,000,000 shares of Common Stock in consideration for the delivery of secured recourse promissory notes totaling $8,062,500 with interest payable over three years at an annual interest rate of 6%. On March 22, 1999, Mr. San Antonio signed an additional promissory note for $595,634, the amount funded by the Company for payroll taxes payable by him as a result of his exercise of these options.

      In February 2000, the Company agreed to restructure the loans to Messrs. Tweed and White by capitalizing the interest due and extending the loan maturity date from July 5, 2001 until January 31, 2005. Interest on the restructured loans accrued annually at the applicable federal rate of 6.2%. Under that restructuring, interest first became payable on the third anniversary of the restructuring and was payable annually thereafter. In July, 2002, the Company extended the loan maturity dates until February 1, 2007 ("loan extension"). The interest which accrued on the notes up to the time of the loan extension was added to the principal of the notes. The new principal amount of Mr. Tweed's note is $3,189,674.50 and of Mr. White's note is $2,912,429.91. The applicable federal interest rate on the notes following the loan extension is 4.6%. Under the loan extension, interest on the notes will accrue until February 1, 2005 and, at that time, the accrued interest will be added to the principal of the notes. Interest on the new principal amounts will thereafter become payable annually until maturity.

      In February 2000, the Company also agreed to restructure the two existing loans to Mr. San Antonio (as restructured, the "Combined Loan"). The Combined Loan, finalized in March 2001, was due on January 31, 2005 and accrued interest annually at 5.7%. In July 2002, the Company extended the loan maturity date until February 1, 2007 and the interest rate was changed to the new applicable federal rate of 4.6% per annum. The principal amount of Mr. San Antonio's note is $4,165,061.72. Interest will be forgiven as long as Mr. San Antonio continues to be employed by the Company. The $223,460 interest, which accrued on the note during the fiscal year 2002 and the $230,460 of interest, which accrued from February 1, 2001 through March 31, 2001, was forgiven and charged to operations as additional compensation in the respective fiscal years the interest income was accrued.

      Proposed Transaction with MedStrong International Corporation

      Warrantech Automotive is considering entering into an agreement with Medstrong International Corporation (the "Proposed Agreement"), a start-up company which is engaged in the business of offering a service for consumers to place medical records on-line for access by medical personal which completed its initial public offering in or about December 2001. The terms of the Proposed Agreement are currently being negotiated and will be submitted to the Board of Directors for approval because of the relationship between Joel San Antonio and MedStrong.

      Mr. San Antonio was involved in the formation of MedStrong and currently serves as Chairman of its Board of Directors. He is also its largest shareholder. Mr. San Antonio was not involved in the negotiation of the Proposed Agreement.

      The Proposed Agreement will provide for consumers who purchase automotive service contracts administered by Warrantech to receive, free of charge, a one-year subscription to have their medical records maintained on-line through MedStrong's program. Warrantech will pay MedStrong a discounted fee for each MedStrong program that is offered to purchasers of the service contracts. The Company believes that this program will provide an incentive for consumers to purchase the vehicle service contracts. Although the terms of the agreement have not been finalized, it is anticipated that the annual payments by Warrantech Automotive to MedStrong will be approximately $125,000 per year. There is no assurance that the Proposed Agreement will be finalized.

                                Performance Graph

      The following table and graph track an assumed investment of $100 on March 31, 1996 in the Common Stock of the Company, The Russell 2000 Index and a peer group comprised of two companies whose principal operations are similar to those of the Company, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

      The peer group consists of Unico American Corp. and Harris & Harris Group, Inc. All amounts rounded to the nearest dollar.

                               [GRAPHIC OMITTED]

                         Independent Public Accountants

      At the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Weinick Sanders Leventhal & Co., LLP ("Weinick") as the Company's independent public accountants for the fiscal year ending March 31, 2003. Weinick has served as the Company's independent public accountants since their appointment by the Board of Directors on August 25, 1999.

      It is expected that representatives of Weinick will be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

      During fiscal year 2002, the Company paid Weinick $154,483 fees for professional services rendered for the audit of the Company's annual consolidated financial statements for fiscal 2002 and the review of the consolidated financial statements included in the Company's Forms 10-Q for fiscal 2002.

Financial Information Systems Design and Implementation Fees

      During fiscal year 2002, the Company did not engage Weinick to render professional services for financial information systems design or implementation.

All Other Fees

      The Company paid Weinick $18,861 during fiscal 2002 for other services consisting of fees in connection to a lawsuit involving the Company and for tax and accounting consultation related to the Company's notes receivable.

                     Stockholder Proposals for 2003 Meeting

      Proposals of stockholders to be included in the Company's proxy material for the 2003 annual meeting must be received in writing by the Company at its executive offices no later than May 10, 2003 in order to be included in the Company's proxy material relating to that meeting.

                                  Other Matters

      The Company pays the cost of preparing, assembling and mailing the material in connection with the solicitation of proxies. The solicitation of proxies will primarily be by mail and through brokerage and banking institutions. Those institutions will be requested to forward soliciting materials to the beneficial owners of the stock held of record by them and will be reimbursed for their reasonable forwarding expenses.

      The Board of Directors is not aware of any other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matter properly comes before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote those proxies in accordance with their judgment on such matter.

                                        By order of the Board of Directors


                                        Joel San Antonio
                                        Chairman and Chief Executive Officer

Euless, Texas
September 6, 2002